Exhibit 10.4
Agreement

Between the following parties:

Regarding the work carried out and the results of that work (“the Results”)

NovAliX Deutschland GmbH (“NOVALIX”), a German corporation located at  Seckenheimer Landstrasse 4, D-68163 Mannheim, Germany, represented by its Geschäftsführer, Mr Stephan JENN. The (“COMPANY”), CANTABIO PHARAMCEUTICALS, Inc. (“CANTABIO”), headquartered at 2225 East Bayshore Road #223, San Palo Alto, CA 94303 USA, and any acquiring, merging or successor companies, represented by its CEO, Dr. Gergely TOTH, the (“FOUNDER”),

The parties (1) - (2) are hereinafter also individually and collectively referred to as “Party” or as "Parties".

DEFINITIONS.

“Patent Rights” shall mean any and all patent applications, provisional patent applications and any patents issuing therefrom worldwide, together with any extensions, registrations, confirmations, reissues, continuations, divisions, continuations in-part, reexamination certificates, confirmations, registrations, revalidations, additions, supplementary protection certificates, substitutions or renewals thereof and any patents anywhere in the world, claiming the priority date of any of the foregoing.

“NOVALIX Compound Patent Rights” shall mean any and all Patent Rights owned or controlled by NOVALIX that claim or cover any chemical compound.

“Hit Series Compounds” shall mean selected series of compounds from the NOVALIX chemical microarrays showing binding and SAR trends to the A-Beta peptide.

“NOVALIX Compound Technology” shall mean any and all Technology generated by NOVALIX in the performance of the Collaboration and related to any Hit Series compound.

Exhibit 10.4, 1

“NOVALIX Synthesized Compounds” shall mean Hit Series compounds to be synthesized by NOVALIX.

“Commercialization Event” shall mean either the signing of an out-licensing agreement or the commencement of clinical trials for any of the Hit Series Compounds.

Whereas:
a. NOVALIX is the legal successor of Graffinity Pharmaceuticals GmbH (“GRAFFINITY”), a former German corporation located at Im Neuenheimer Feld 518-519, 69120 Heidelberg, Germany, and has purchased all assets, IP, expertise and proprietary rights relating to label-free chemical microarray technologies that detect affinity interactions between compounds and targets and resulting processes leading to new chemical entities.
b. Following on from a non binding joint collaboration discussion between the FOUNDER and NOVALIX during 2014, GRAFFINITY, and later NOVALIX, used its platform technology, chemical microarray SPR HTS, to screen the A-Beta peptide to identify a binding fingerprint and on the basis of this select series of compounds potentially binding to the Target.  The results of this screen were reported and communicated to GARDEDAM THERAPEUTICS, now CANTABIO, in a written electronic report entitled Feasibility Screening of AB42 (“COLLABORATION DATA”).
c. In consideration of the performance of the collaboration, generation and communication of the COLLABORATION DATA including list of chemical structures of 43 selected hits from the A-Beta peptide screen by NOVALIX and the grant by NOVALIX of Rights outlined in Clause 2 “Rights” to CANTABIO hereunder, CANTABIO should pay to NOVALIX a non-refundable fee of Euro 70,000 (the “PAYMENT AMOUNT”), either upon signing of this contract or via the payment schedule as described in section 1.
d. Upon signing, the COLLABORATION CONTRACT will be set aside, along with any unperformed actions under that contract, and this agreement will then constitute the entire agreement and understanding between NOVALIX and CANTABIO with regard to the COLLABORATION CONTRACT. This Agreement shall supersede any prior promises, agreements, representations, undertakings or implications whether made orally or in writing between NOVALIX and CANTABIO relating to the subject matter of this agreement.

Exhibit 10.4, 2

CANTABIO will engage NOVALIX to perform the synthesis of compounds identified in the COLLABORATION DATA and to perform hit to lead and lead optimization of selected ABeta binding hits at their normal rates for synthetic chemistry services. NOVALIX shall charge for these services at a competitive market rate, with this quote being generated in good faith to reflect the on-going collaborative relationship between NOVALIX and CANTABIO and agreed by both parties before the commencement of work.

1. Payment schedule.
1.1.	A PAYMENT AMOUNT; to partially compensate for screening already performed; of Euro €70,000 (seventy thousand Euros) can be settled as follows:
1.1.1.	by a single payment of EUR 70,000 which can be paid at any point before the dates mentioned in item 1-c below, including any outstanding interest as specified in item 1-b
1.1.2.	this EUR 70,000 payment will collect accrued interest, calculated annually, of 20%, commencing on the signing date of this agreement
1.1.3.	full payment, including interest, is to be made at the earliest of the following: the date of commercialization, or a date four (4) years after the signing of this agreement (the “CLOSING DATE”)
1.2.
 An additional MILESTONE PAYMENT of EUR 70,000 to be paid immediately upon a COMMERCIALIZATION EVENT for any the compounds, or any screening compounds subsequently derived from them via any medicinal chemistry program, wherever performed.

2. Rights. NOVALIX hereby agrees to grant and hereby grants to CANTABIO a worldwide, exclusive, license, with the right to sublicense, under any NOVALIX Compound Patent Rights and NOVALIX Compound Technology to use the Hit Series compounds, NOVALIX Synthesized Compounds (whether or not synthesized by NOVALIX or by another person or entity), any other compounds synthesized by NOVALIX for CANTABIO against A-BETA, any other compounds delivered by NOVALIX to CANTABIO hereunder and any information disclosed in the Fingerprint Report for any legal purpose, including without limitation to patent, to make, have made, use, sell, re-sell and import and export products of any kind whatsoever, including without limitation any and all products based on, incorporating or comprised of, in whole or in part, any or all of the Hit Series Compounds, NOVALIX Synthesized Compounds, and any other compounds synthesized by NOVALIX for CANTABIO against the A-BETA protein, without further obligation to NOVALIX. These rights will persist for either a period of four (4) years after the date of signing of this agreement, or in perpetuity following payment as agreed under section 1 of this agreement.

Exhibit 10.4, 3

3. Right of re-use. NOVALIX shall be free, without obligation to CANTABIO, to screen the same target as the Target, itself or for any third party, to identify compounds that bind against such target, and to make, have made, use and sell products; provided, however, that in no event shall NOVALIX use for any purpose including, without limitation, its own interest or disclose to any third party any data generated in the performance of this Collaboration, including without limitation, the data in the Fingerprint Report, the hit series and all of the COLLABORATION DATA.

1.	Early repayment. CANTABIO may, at its discretion elect to complete payment of the outstanding amount due (as detailed in clause 1) at any time prior to, or on, the CLOSING DATE.

2.
Governing Law. This Subscription Agreement is governed by the laws of UK.  The Purchaser, in its personal or corporate capacity and, if applicable, on behalf of each beneficial purchaser for whom it is acting, irrevocably attorns to the jurisdiction of the courts of the city of London (UK).

3.
Counterparts and Electronic Means. This agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall constitute an original and all of which together shall constitute one instrument.  Delivery of an executed copy of this Subscription Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Subscription Agreement as of the date hereinafter set forth.

Exhibit 10.4, 4

IN WITNESS WHEREOF the NOVALIX has duly executed this Agreement

NovAliX

___________________________________
Stephan Jenn, Geschäftsführer, NovAliX Deutschland GmbH

NovAliX Deutschland GmbH

Seckenheimer Landstrasse 4,

D-68163 Mannheim, Germany

A C C E P T A N C E

The above-mentioned Agreement is accepted by CANTABIO PHARAMCEUTICALS, Inc.

DATED,  3rd March, 2016.

CANTABIO PHARAMCEUTICALS, INC.

By: ____________________________

Signature and print name

Gergely Toth

Chief Executive Officer

Exhibit 10.4, 4